Exhibit 99.1

Semler Reports First Quarter 2020 Financial Results

2020 Q1 HIGHLIGHTS compared to the corresponding period of 2019:

•	Revenues were $9,430,000, which is an increase of 39%
•	Pre-tax net income of $3,450,000, an increase of $1,596,000, or 86%, compared to $1,854,000
•	Net income grew to $0.41 per basic share and $0.33 per diluted share, compared to $0.29 per basic share and $0.23 per diluted share
•	Cash at March 31, 2020 increased to $11,214,000 from $4,544,000

San Jose, Cal. – May 4, 2020 – Semler Scientific, Inc. (OTCQB: SMLR), a company that provides technology solutions to improve the clinical effectiveness and efficiency of healthcare providers, today reported financial results for the three months ended March 31, 2020.

“In these uncertain and turbulent times driven by the COVID-19 pandemic, acute care for patients is of paramount importance,” said Doug Murphy-Chutorian, M.D., chief executive officer of Semler Scientific. “When we return to a semblance of normalcy, there may be much catching up to do on prevention for chronic diseases.”

FINANCIAL RESULTS

For the quarter ended March 31, 2020, compared to the quarter ended March 31, 2019, Semler Scientific reported:

•	Revenues of $9,430,000, an increase of $2,669,000, or 39%, compared to $6,761,000
•	Cost of revenues of $850,000, a decrease of $46,000, or 5%, compared to $896,000. As a percentage of revenues, cost of revenues was 9%, compared to 13%
•	Total operating expenses, which includes cost of revenues, of $5,978,000, an increase of $1,071,000, or 22%, compared to $4,907,000
•	Pre-tax net income of $3,450,000, an increase of $1,596,000, or 86%, compared to $1,854,000
•	Net income of $2,673,000, or $0.41 per basic share and $0.33 per diluted share, an increase of $819,000, or 44%, compared to $1,854,000, or $0.29 per basic share and $0.23 per diluted share. As a percentage of revenues, net income was 28% compared to 27%
•	Cash of $11,214,000, an increase of $6,670,000, compared to $4,544,000

FIRST QUARTER 2020 MAJOR ACCOMPLISHMENTS

Among the achievements during the first quarter of 2020 were:

1.	Highest quarterly revenues since inception of the company.
2.	Consecutive quarterly profitability since the fourth quarter of 2017.
3.	Cash position increased to $11.2 million.

The company’s two largest customers comprised 46.1% and 21.4% of quarterly revenues.

Revenues from fixed fee software license arrangements were approximately $6,457,000, variable fee software license revenues were approximately $2,703,000 and equipment/other sales were $270,000.

In the first quarter of 2020, new installations produced an overall net gain in fixed-fee license contracts. Requests for changes in billing arrangements in the quarter due to COVID-19 amounted to less than 1% of fixed-fee license contracts for QuantaFlo®.

Because we started to experience the effects of COVID-19 late in the first quarter, results in the first quarter are not indicative of any future quarter or the full fiscal year results. Test volumes have decreased due to “social distancing” and other executive orders mandating “shelter in place” or similar restrictions. This affects revenues from our variable-monthly fee arrangements, which are based on usage largely occurring during home visits.

In April 2020 compared to March 2020, fixed-fee monthly license revenues decreased by approximately 4%, and variable fee software license revenues decreased by approximately 97%.

Although we do not provide formal guidance, Semler Scientific intends to manage its expenses and other costs in line with changes in revenues to conservatively preserve cash during these uncertain times. We believe customer interest in our QuantaFlo® product and related services will return to, or exceed, pre-COVID-19 activity at such time as “shelter-in place” or similar restrictions are lifted and non-emergency medical services resume.

Operating expenses are expected to decrease during the second quarter of 2020 as a result of cost-cutting measures that have included vendor fee reductions and decreased spending on consultants. To date, staffing, salaries and inventory have been maintained at usual levels, and travel expenses have decreased. Cash at April 30, 2020 increased compared to cash at March 31, 2020 primarily due to these cost-cutting measures, which have decreased our monthly operating expenses.

Until the effects of the COVID-19 pandemic on our business are more quantifiable, we do not plan to undertake any material changes to our business plan or operations.

Notice of Conference Call

Semler Scientific will host a conference call today at 4:30 p.m. ET. The call will address results of the first quarter 2020 as well as provide a business update on the company’s market outlook and strategies for the near-term future.

Participants are encouraged to pre-register for the conference call using the following link. Callers who pre-register will be given a conference passcode and unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time, including up to and after the call start time. To pre-register, go to: http://dpregister.com/10142489.

Those without internet access or who are unable to pre-register may dial in by calling:

Domestic callers: (866) 777-2509

International callers: (412) 317-5413

Please specify to the operator that you would like to join the "Semler Scientific Call." The conference call will be archived on Semler's website at www.semlerscientific.com.

Semler Scientific, Inc.

Condensed Statements of Income

(In thousands of U.S. Dollars, except for share and per share data)

	For the quarters ended March 31,
	(Unaudited)
	2020	2019

Revenues	$9,430	$6,761

Operating expenses:
Cost of revenues	850	896
Engineering and product development	842	569
Sales and marketing	2,695	2,070
General and administrative	1,591	1,372

Total operating expenses	5,978	4,907

Income from operations	3,452	1,854

Interest income	2	-
Other expense	(4)	-

Other expense	(2)	-

Pre-tax net income	$3,450	$1,854

Income tax expense	$777	$-

Net income	$2,673	$1,854

Net income per share:
Basic	$0.41	$0.29
Diluted	$0.33	$0.23

Weighted average number of shares used in computing income per share:
Basic	6,533,369	6,326,149
Diluted	8,065,813	8,170,287

Semler Scientific, Inc.

Condensed Balance Sheets

(In thousands of U.S. Dollars)

	At March 31,	At December 31,
	2020	2019
	(Unaudited)
Cash	$11,214	$7,741
Other current assets	2,269	3,702
Noncurrent assets	6,153	6,844
Total assets	$19,636	$18,287

Current liabilities	3,820	5,207
Noncurrent liabilities	-	7
Stockholders’ equity	15,816	13,073

Total liabilities and stockholders' equity	$19,636	$18,287

About Semler Scientific, Inc.:

Semler Scientific, Inc. is a company that provides technology solutions to improve the clinical effectiveness and efficiency of healthcare providers. Semler Scientific’s mission is to develop, manufacture and market innovative proprietary products and services that assist its customers in evaluating and treating chronic diseases. Semler Scientific commercially launched its first patented and U.S. Food and Drug Administration, or FDA, cleared product in 2011, and received FDA 510(k) clearance for QuantaFlo®, the next generation version of this product in 2015. QuantaFlo® is a rapid point-of-care test that measures arterial blood flow in the extremities to aid in the diagnosis of peripheral arterial disease. QuantaFlo® is used by Semler Scientific’s customers to more comprehensively evaluate their patients for risk of heart attacks and strokes. Semler Scientific believes it is positioned to provide valuable information to its insurance company and physician customers, which in turn permits them to better guide patient care. Additional information about Semler Scientific can be found at semlerscientific.com.

Forward-Looking Statements

This press release contains “forward-looking” statements. Such statements can be identified by, among other things, the use of forward-looking language such as the words “may,” “will,” “intend,” “expect,” “anticipate,” “estimate,” “project,” “would,” “could” or words with similar meaning or the negatives of these terms or by the discussion of strategy or intentions. The forward-looking statements in this release include statements regarding expected inventory levels, intent to manage expenses and other costs and preserve cash, as well as statements regarding the effects of COVID-19. Such forward-looking statements are subject to a number of risks and uncertainties that could cause Semler Scientific’s actual results to differ materially from those discussed here, such as whether or not insurance plans and other customers will continue to license its cardiovascular testing products, and its ability to continue to control expenses and preserve cash, as well as uncertainty created by COVID-19, along with those risk factors detailed in Semler Scientific’s SEC filings. These forward-looking statements involve assumptions, estimates, and uncertainties that reflect current internal projections, expectations or beliefs. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. All forward-looking statements contained in this press release are qualified in their entirety by these cautionary statements and the risk factors described above. Furthermore, all such statements are made as of the date of this release and Semler Scientific assumes no obligation to update or revise these statements unless otherwise required by law.

CONTACT:

Susan A. Noonan

S.A. Noonan Communications

susan@sanoonan.com

212 966 3650

SOURCE: Semler Scientific, Inc.

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